EX-99.23(d)(183)

Amendment
to
Investment Sub-Advisory Agreement
Between
Jackson national Asset Management, LLC
and
Credit Suisse Asset Management, LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and Credit Suisse Asset Management, LLC, a Delaware limited liability company and registered investment adviser (“Sub-Adviser”).

Whereas, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of January 16, 2007 (“Agreement”), whereby Adviser appointed Sub-Adviser to provide sub-investment advisory services to certain investment portfolios of the JNL Series Trust.

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Advisor a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, in order to effectuate a fee reduction for the JNL/Credit Suisse Commodity Securities Fund, Schedule B must be amended.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated January 1, 2010, attached hereto.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 1st day of January, 2010.

Jackson National Asset Management, LLC	Credit Suisse Asset Management, LLC
By: /s/ Mark D. Nerud	By: /s/ Mark S. Barres
Name: Mark D. Nerud	Name: Mark S. Barres
Title: President	Title: Director

SCHEDULE B
January 1, 2010
(Compensation)

JNL/Credit Suisse Commodity Securities Fund
Average Daily Net Assets	Annual Rate
$0 to $100 Million	0.40%
$100 Million to $400 Million	0.29%
Amounts over $400 Million	0.20%

JNL/Credit Suisse Long/Short Fund
Average Daily Net Assets	Annual Rate
$0 to $150 Million	0.45%
$150 Million to $300 Million	0.40%
Amounts over $300 Million	0.35%